Filed Pursuant to Rule 433

Registration No. 333-275071

April 22, 2024

Pricing Term Sheet

€1,500,000,000

The Procter & Gamble Company

€650,000,000 3.150% Notes due 2028

€850,000,000 3.200% Notes due 2034

3.150% Notes due 2028

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€650,000,000

Maturity Date:	April 29, 2028

Mid-swap rate:	2.966%

Spread to mid-swap rate:	+20 basis points

Yield to Maturity:	3.166%

Coupon (Interest Rate):	3.150%

Price to Public (Issue Price):	99.941% of principal amount

Reference Government security:	2.200% due April 13, 2028

Reference Government security price/yield:	98.66%; 2.559%

Spread to reference Government security:	+60.7 basis points

Interest Payment Date:	April 29, commencing April 29, 2025

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	April 22, 2024

Settlement Date*:	April 29, 2024 (T+5)

Common Code:	281030884

ISIN:	XS2810308846

CUSIP:	742718 GH6

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Citigroup Global Markets Limited Deutsche Bank AG, London Branch HSBC Bank plc

Senior Co-Managers:	Goldman Sachs & Co. LLC Morgan Stanley & Co. International plc

Co-Managers:

Banco Bilbao Vizcaya Argentaria, S.A.

Barclays Bank PLC

BNP Paribas

Merrill Lynch International

RBC Europe Limited

U.S. Bancorp Investments, Inc.

ING Bank N.V., Belgian Branch

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

3.200% Notes due 2034

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€850,000,000

Maturity Date:	April 29, 2034

Mid-swap rate:	2.797%

Spread to mid-swap rate:	+45 basis points

Yield to Maturity:	3.247%

Coupon (Interest Rate):	3.200%

Price to Public (Issue Price):	99.604% of principal amount

Reference Government security:	2.200% due February 15, 2034

Reference Government security price/yield:	97.44%; 2.496%

Spread to reference Government security:	+75.1 basis points

Interest Payment Date:	April 29, commencing April 29, 2025

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 15 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	April 22, 2024

Settlement Date*:	April 29, 2024 (T+5)

Common Code:	281030922

ISIN:	XS2810309224

CUSIP:	742718 GJ2

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Citigroup Global Markets Limited Deutsche Bank AG, London Branch HSBC Bank plc

Senior Co-Managers:	Goldman Sachs & Co. LLC Morgan Stanley & Co. International plc

Co-Managers:

Banco Bilbao Vizcaya Argentaria, S.A.

Barclays Bank PLC

BNP Paribas

Merrill Lynch International

RBC Europe Limited

U.S. Bancorp Investments, Inc.

ING Bank N.V., Belgian Branch

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

*

Note: We expect that delivery of the notes will be made against payment therefor on or about the fifth business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Manufacturer target market (MiFID II product governance/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs/UK PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA and the United Kingdom.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Limited toll-free at 1-800-831-9146, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 or HSBC Bank plc toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.